Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Niagara Financial Group, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of First Niagara Financial Group, Inc. of our reports dated February 28, 2012, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of First Niagara Financial Group, Inc.

/s/ KPMG LLP

Buffalo, New York

April 30, 2012